Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-287156 on Form S-1 of our report dated March 14, 2025 (May 29, 2025, as to the effects of the reverse stock split described in Notes 2 and 17), relating to the financial statements of Omada Health, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

May 29, 2025